NEVADA SECURITY BANK

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This Agreement is made and entered into this 15th day of September, 2005, by and between Nevada Security Bank, a banking corporation organized under the laws of the State of Nevada (the “Employer”), and Hal Giomi, an individual (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, the Executive is an employee of the Employer and is serving as its Chief Executive Officer;

WHEREAS, the Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain supplemental executive benefits in the form of salary continuation after retirement or certain other events, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer’s employment; and

WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive.

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

AGREEMENT

1.0	TERMS AND DEFINITIONS.

1.1 Annual Benefit. The term “Annual Benefit” shall mean the amount equal to the product of the Executive’s Final Average Annual Compensation times the Benefit Level Percentage times the Applicable Percentage, which amount shall be reduced to the extent required: (i) under the other provisions of this Agreement; (ii) by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; and (iii) in order for the Employer to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.2 Applicable Percentage. Unless otherwise defined, The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the number of complete years (with a “year” being the performance of personal services for or on behalf of the Employer as an employee for a period of 365 days) which have elapsed starting from the Effective Date of this Agreement and ending on the date payments are to first begin under the terms of this Agreement. In the event that Executive’s employment with Employer is terminated other than by reason of disability, Retirement, Early Retirement or voluntary termination on the part of Executive, Executive shall be deemed for purposes of determining the number of complete years to have completed a year of service in its entirety for any partial year of service after the last anniversary date of the Effective Date during which the Executive’s employment is terminated.

1.3 Benefit Level Percentage. The term “Benefit Level” shall mean 60%.

1.4 Board. The “Board” shall mean the Board of Directors of Nevada Security Bank.

1.5 Change In Control. A “Change in Control” shall mean the earliest occurrence of one of the following events:

A.	A Change In Ownership of The Bank Holding or the Employer.

A change in ownership of The Bank Holding (TBH) or the Employer occurs on the date that any person (or group of persons) acquires ownership of stock of TBH or the Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of TBH or the Employer, respectively.

B.	A Change in Effective Control of TBH or the Employer.

A change in effective control of TBH or the Employer occurs on the date that:

1.	Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TBH or the Employer possessing thirty-five percent (35%) or more of the total voting power of the stock of TBH or the Employer, respectively; or

2.	A majority of members of TBH’s or the Employer’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of TBH’s or the Employer’s Board, respectively prior to the date of the appointment or election.

C.	A Change in Ownership of a Substantial Portion of TBH’s or the Employer’s Assets.

A change in the ownership of a substantial portion of TBH’s or the Employer’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from TBH or the Employer, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of TBH or the Employer, respectively immediately prior to such acquisition or acquisitions.

For the purpose of this Agreement, transfers of the outstanding voting securities of TBH or the Employer made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by the TBH or the Employer shall not be considered in determining whether there has been a Change in Control.

1.6 Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7 Committee. The “Committee” means the Governance Committee of the Board of Directors of Nevada Security Bank.

1.8 Compensation. The term “Compensation” means the base salary and cash bonuses paid to Executive by Employer that are considered to be “wages” for purposes of federal income tax withholding and includes any benefits under the supplemental insurance plan agreement. Compensation shall be calculated before reduction for any amounts deferred pursuant to any deferral arrangement by which Executive can defer the current receipt of income. Compensation does not include expense reimbursements or any form of non-cash compensation or benefits.

1.9 Disability/Disabled. The term “Disability” or “Disabled” shall mean either that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Employer.

1.10 Early Retirement. The term “Early Retirement” shall mean the Retirement of the Executive on a date which occurs after the date Executive reaches age 62 and prior to the date Executive reaches age 65.

1.11 Effective Date. The term “Effective Date” shall mean September 15, 2005.

1.12 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13 Final Average Annual Compensation. Unless otherwise defined, “Final Average Annual Compensation” means the higher of (i) the average annual Compensation of Executive during the last 36 full consecutive calendar months of Executive’s employment with Employer or (ii) the average annual Compensation of Executive during Executive’s employment with Employer.

1.14 Involuntary Termination. The term “Involuntary Termination” shall mean the termination of the Executive by the Employer for any reason other than a Change in Control, Death, Disability or Termination for Cause.

1.15 Retirement. The term “Retirement” or “Retires” shall refer to the date which the Executive acknowledges in writing to Employer to be the last day the Executive will provide any significant personal services, whether as an employee, director or independent consultant or contractor, to Employer or to, for, or on behalf of, any other business entity conducting, performing or making available to any person or entity banking or other financial services of any kind. For purposes of this Agreement, the phrase “significant personal services” shall mean more than 10 hours of personal services rendered to one or more individuals or entities in any 30 day period.

1.16 Termination for Cause. The term “Termination for Cause” shall mean termination of employment of the Executive with the Employer by reason of any of the following:

A.	Dishonest or fraudulent conduct by the Executive with respect to the performance of Executive’s duties with Bank or the Bank’s parent corporation, TBH;

B.	Conduct by the Executive that materially discredits Bank, TBH or any of TBH’s subsidiaries or is materially detrimental to the reputation of the Bank, TBH or any of its subsidiaries, including but not limited to conviction of or a plea of nolo contendere by the Executive of a felony or crime involving moral turpitude;

C.	Executive’s willful misconduct or gross negligence in performance of Executive’s duties, including but not limited to Executive’s refusal to comply in any material respect with the legal directives of the Executive’s immediate supervisor or the Board of Directors, if such misconduct or negligence has not been remedied or is not being remedied to the Board’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the misconduct or negligence, has been delivered by the Board to the Executive;

D.	An order or directive from a state or federal banking regulatory agency requesting or requiring removal of the Executive or a finding by any such agency that the Executive’s performance threatens the safety or soundness of Bank, TBH or any of its subsidiaries;

E.	Material breach of Executive’s fiduciary duties to Bank if such breach has not been remedied or is not being remedied to the Board’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the breach, has been delivered by the Board to the Executive;

F.	State and/or Federal banking regulators request or order termination of this Agreement; or

G.	The Executive commits any act which could cause termination of Coverage under the Bank’s Blanket Bond as to the Executive, as distinguished from termination of such coverage as to the Bank as a whole.

1.15 Voluntary Termination. The term “Voluntary Termination” shall mean voluntary resignation of employment by the Executive prior to Early Retirement or prior to Retirement at or after age 65.

2.0 SCOPE, PURPOSE AND EFFECT.

2.1. Contract of Employment. Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Executive’s employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect upon, nor be affected by, the terms and provisions of said Employment Agreement.

2.2. Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.0 BENEFITS PAYABLE.

3.1 Benefits Upon Retirement. In the event the Executive elects to retire and Retires from active employment with the Employer on a date after Executive attains age 65, then the Executive shall be entitled to be paid the Annual Benefit each year for the remainder of Executive’s life with the Applicable Percentage being based on Executive’s years of service as of the Executive’s Retirement. The Annual Benefit, shall be paid in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires and continuing until the Executive’s death. In the event that (i) the Participant is a “Key Employee,” as defined in Code section 416, and (ii) the Employer is publicly traded at the time of Executive’s Retirement, the benefit payable under this subsection shall commence on the first day of the seventh (7th) month following Participant’s termination of Employment. No payments shall be made to Executive, beneficiary or estate pursuant to this Section 3.1 after Executive’s death.

3.2 Benefits Upon Early Retirement Date. If the Executive elects to retire from active employment and retires on a date after Executive attains age 62 and prior to age 65, then the Executive shall be entitled to be paid the Annual Benefit each year for the remainder of Executive’s life with the Applicable Percentage being based on Executive’s years of service as of the date of Executive’s Retirement less the product of 6% times the number of full and partial years that remain before Executive attains age 65. For example, if the Executive were to retire at age 62 and 7 months and had 7 years of service completed, the Executive’s Applicable Percentage would be 70% less 18% or 52%. The Annual Benefit, shall be paid in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive elects Early Retirement and Retires and continuing until the Executive’s death. In the event that (i) the Participant is a “Key Employee,” as defined in Code section 416, and (ii) the Employer is publicly traded at the time of Executive’s Early Retirement, the benefit payable under this subsection shall commence on the first day of the seventh (7th) month following Participant’s termination of Employment. No payments shall be made to Executive, beneficiary or estate pursuant to this Section 3.2 after Executive’s death.

3.3 Benefit Payments in the Event of Disability. In the event the Executive becomes Disabled while actively employed by the Employer at any time after the effective date of this Agreement, but prior to Retirement, the Executive shall be paid the Annual Benefit each year for the remainder of Executive’s life in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive becomes Disabled and continuing until the Executive’s death. For purposes of this Section 3.3, the Annual Benefit shall be determined with the with the Final Average Annual Compensation being equal to greater of (i) the average annual Compensation of Executive during the last 36 full consecutive calendar months of Executive’s employment with Employer or (ii) the average annual Compensation of Executive during Executive’s employment with Employer. No payments shall be made to Executive, beneficiary or estate pursuant to this Section 3.3 after Executive’s death.

3.4 Benefits Payable Upon a Change in Control. In the event of a Change in Control then the Executive shall be entitled to be paid the Annual Benefit (determined with the Applicable Percentage being equal to 100% and the Final Average Annual Compensation being equal to Executive’s average annual Compensation for the 36 full consecutive calendar months immediately prior to the effective date of the Change in Control) each year for the remainder of Executive’s life or 20 years whichever is less, on a monthly basis beginning on the first day of each month, beginning with the month following the Change in Control and continuing to the earlier of Executive’s death or 20 years. In the event of Executive’s death prior to receiving the full benefit payable under this Section 3.4, the Executive’s legal representative shall be paid the remaining Annual Benefit as if the Executive had survived to the date of the final payment provided for by this Section 3.4. If Executive is entitled to receive benefits pursuant to this Section 3.4, Executive shall not be entitled to payment of benefits under any other section of this Agreement.

3.5 Termination Without Cause. In the event the Executive’s employment is terminated, then the amounts payable pursuant to this Agreement shall be as follows:

(a) If Termination Occurs Prior to Executive’s Having 3 Full Years of Service with Employer: If the Executive’s Employment is terminated by the Employer prior to Executive having 3 full years of service with Employer, then the Executive and Employer agree that no payments shall be made to Executive pursuant to this Agreement.

(b) If Termination Occurs After the Executive Has 3 or more Full Years of Service: If the Executive’s Employment is terminated by the Employer on or after the Executive completes 3 or more full years of service with the Employer and such termination of Executive was not Termination for Cause, death, disability, a Change in Control or Retirement, then the Employer and Executive agree that Executive shall receive the Annual Benefit each year for the remainder of Executive’s life beginning with the month following the month in which the Executive attains 65 years of age, or the earlier effective date elected by the Executive, which alternate date satisfies the requirements relating to Early Retirement. In the event that the Executive elects to begin receiving payments at a date which satisfies the requirements relating to Early Retirement, then the Annual Benefit shall be reduced by the product of 6% times the Benefit Level Percentage for each full and partial years that remain between the earlier effective date elected and the date Executive attains age 65.

3.6 Voluntary Termination by the Executive. In the event the Executive’s employment is pursuant to Executive’s Voluntary Termination before Early Retirement or Retirement, then the amounts payable pursuant to this Agreement shall be as follows:

(a) If Termination Occurs Prior to the Executive’s Having 10 Years of Service with Employer: In the event the Executive’s employment is pursuant to Executive’s Voluntary Termination and Executive has less than 10 full years of service with Employer, then Executive and Employer agree that no benefits are to be paid by the Employer to Employee pursuant to this Agreement.

(b) If Termination Occurs After Having 10 or More Years of Service with Employer: In the event the Executive’s employment is pursuant to Executive’s Voluntary Termination and Executive has 10 or more full years of service with Employer, then Executive and Employer agree that Employer shall pay the Executive the Annual Benefit (with the Applicable Percentage being equal to 100% and the Final Average Annual Compensation being equal to Executive’s average annual Compensation for the 36 full consecutive calendar months immediately prior to Executive’s Voluntary Termination) each year for the remainder of Executive’s life on a monthly basis beginning on the first day of each month, beginning with the month following the month in which the Executive attains age 65, or the earlier effective date elected by the Executive, which alternate date satisfies the requirements relating to Early Retirement. In the event that the Executive elects to begin receiving payments at a date which satisfies the requirements relating to Early Retirement, then the Annual Benefit shall be reduced by the product of 6% times the Benefit Level Percentage for each full and partial years that remain between the earlier effective date elected and the date Executive attains age 65.

3.7 Termination for Cause. If the termination of Executive’s employment is Termination for Cause, Executive and Employer agree that Executive shall not be paid any benefits pursuant to this Agreement.

3.8 Death Prior to Retirement. Except as provided for in Section 3.4 Benefits Payable Upon a Change in Control, in the event Executive dies prior to Retirement, Executive and Employer agree that no payments shall be made pursuant to this Agreement.

4.0 ADMINISTRATION

4.1 Right To Determine Funding Methods. The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive or the Executive’s beneficiaries under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 9 below, neither the Executive nor the Executive’s beneficiaries shall have any right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer’s acquisition of any policy of insurance or annuity. Furthermore, a refusal by the Executive to consent to, participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Executive and the Executive’s beneficiaries of any and all rights to payment hereunder.

4.2 Claims Procedure. Any person claiming a benefit, requesting an interpretation or ruling under this Agreement, or requesting information under the Agreement shall present the request in writing to the Committee (or Board, if the Employer has no Committee) which shall respond in writing as soon as practicable.

If the claim or request is denied, the written notice of denial should state:

(a) The reason for denial, with specific reference to the provisions in the Agreement on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the claim review procedure.

Any person whose claim or request is denied or who has not received a response within 30 days may request a review by notice given in writing to the Committee (or Board, if the Employer has no Committee). The claim or request shall be reviewed by the Committee (or Board, if the Employer has no Committee) who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant provisions in the Agreement. All decisions on review shall be final and bind all parties concerned.

5.0	OTHER TERMS

5.1 Status of an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) neither the Executive nor the Executive’s legal representative shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Employer; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive or the Executive’s legal representative or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive and the Executive’s legal representative shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

5.2. Covenant Not to Interfere. The Executive agrees not to take any action which would prevent the Employer from collecting the proceeds of any life insurance policy which the Employer may happen to own at the time of the Executive’s death and of which the Executive is the insured and the Employer is the sole or part beneficiary.

5.3 Unfunded Plan. This Agreement is intended to provide benefits pursuant to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I ERISA. Accordingly, the Agreement shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Agreement constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

5.4 Nonassignability. Neither the Executive nor Executive’s legal representative under this Agreement shall have any power or right to transfer, assign, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive, the Executive’s spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Employer shall thereupon have no further liability hereunder.

5.5 Governing Law. The laws of the State of Nevada, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of: (i) the Nevada Division of Financial Institutions; (ii) the Board of Governors of Federal Reserve System; (iii) the Federal Deposit Insurance Corporation; or (iv) any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

5.6 Validity. If any provision of this Agreement shall be held illegal or invalid for any reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

5.7 Notice. Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer or Committee:	Nevada Security Bank
9990 Double R Boulevard
Reno, NV 89521
Attn: Human Resources Director
If to the Executive:	Hal Giomi
Address on File

5.8 Successors. The provisions of this Agreement shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

5.9 Attorneys’ Fees. In the event of any litigation concerning any controversy, claim or dispute arising out of or relating to benefits due under this Executive Supplemental Compensation Agreement, each party shall pay his or her own attorneys’ arbitration fees incurred and the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

5.10 IRS Section 280G. If any portion of the amounts payable to the Executive under this Plan, either alone or together with other payments or benefits, which are contingent on a Change of Control would constitute “excess parachute payments” that are subject to the excise tax imposed by Code section 4999 (or similar tax and/or assessments), then such payments shall either be (i) paid in full, or (ii) reduced to an amount equal to two hundred ninety-nine percent (299%) of the Executive’s “base amount”, whichever of the foregoing payments, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits. If any such payments under this Plan are “excess parachute payments”, Executive shall be responsible for the payment of any excise taxes and Employer (or its successor) shall be responsible for any loss of deductibility related thereto. If, at a later date, it is determined that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.

Any determination required under this Section 5.10 shall be made in writing by the Employer’s independent public accountants immediately prior to a Change of Control (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Employer for all purposes. For purposes of making the calculations required by this Section 5.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code sections 280G and 4999. The Executive and the Employer shall furnish the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination (or determinations) under this Section. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.10.

The terms “excess parachute payments” and “base amount”, are defined in Code section 280G and Treasury regulations section 1.280G-1. This Section 5.10 shall apply and be interpreted in accordance with Code section 280G and the Treasury regulations promulgated thereunder effective January 1, 2004, or the Treasury regulations then in effect.

5.11 Opportunity to Consult with Independent Counsel. The Executive acknowledges that he or she has been afforded the opportunity to consult with independent counsel of his or her choosing regarding both the benefits granted to him or her under the terms of this Agreement and the terms and conditions which may affect the Executive’s right to these benefits. The Executive further acknowledges that he or she has read, understands and consents to all of the terms and conditions of this Agreement, and that he or she enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Reno, Nevada.

THIS IS A “TOP HAT PLAN” AS DESCRIBED IN SECTION 201(2) OF ERISA. IT IS MAINTAINED BY THE EMPLOYER PRIMARILY FOR THE PURPOSE OF PROVIDING DEFERRED COMPENSATION FOR A SELECT GROUP OF MANAGEMENT OR HIGHLY COMPENSATED EMPLOYEES, KNOWN AS THE “TOP HAT GROUP.” THE PLAN IS EXEMPT FROM MOST OF ERISA’S REQUIREMENTS AND PROTECTIONS. THE BOARD CONSIDERS YOU TO BE A MEMBER OF THE TOP HAT GROUP AND THEREFORE ELIGIBLE TO PARTICIPATE IN THE PLAN. BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT (I) IT IS YOUR INTENT TO PARTICIPATE IN A TOP HAT PLAN AS A MEMBER OF THE TOP HAT GROUP, (II) YOU HAVE REVIEWED SCHEDULE B, SUMMARIZING THE LIMITATIONS OF PARTICIPATING IN A TOP HAT PLAN, (III) YOU UNDERSTAND AND ACCEPT THE LIMITED RIGHTS AND BENEFITS OF PARTICIPATION IN A TOP HAT PLAN.

IF YOU BELIEVE THAT YOU ARE NOT A MEMBER OF THE TOP HAT GROUP, OR ARE OTHERWISE UNWILLING TO ACCEPT THE LIMITS OF PARTICIPATING IN A TOP HAT PLAN, YOU MAY DECIDE NOT TO PARTICIPATE IN THE PLAN BY ELECTING NOT TO SIGN THIS DOCUMENT.

IF YOU HAVE ANY QUESTIONS ABOUT THIS PLAN OR THE CONSEQUENCES OF PARTICIPATING IN A TOP HAT PLAN, YOU ARE HEREBY ADVISED TO CONSULT WITH AN INDEPENDENT LEGAL COUNSEL OF YOUR CHOICE.

THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED AN EXPLANATION OF THE LIMITED TERMS AND BENEFITS OF A TOP HAT PLAN AND HAS BEEN PROVIDED THE OPPORTUNITY AND ACCEPTS THE TERMS OF PARTICIPATION.

THE EMPLOYER:	THE EXECUTIVE:
NEVADA SECURITY BANK A Nevada banking corporation

/s/ Ed Allison	/s/ Hal Giomi

Chairman of the Board

SCHEDULE A

Years of Service Completed	Applicable Percentage
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10 or more	100%

SCHEDULE B

CLASSIFICATION AS A TOP HAT PLAN

In order to be considered a top hat plan, a plan must be (i) unfunded, and (ii) maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.”1 If a plan fails to meet either of these requirements, all of ERISA’s provisions apply.2

A.	Unfunded Plan.

A top hat plan is considered unfunded if benefits are payable from the general assets of the employer (no fund is established) and the participants have no greater right to employer assets than a general unsecured creditor of the employer. Conversely, a plan will generally be considered funded (for ERISA and tax purposes) if the assets are segregated or set apart so that the assets are identified as a source for the payment of benefits. The existence of life insurance contracts, or the option to use them as a funding vehicle to pay benefits does not result in a plan being considered funded.3

B.	Select Group Of Management Or Highly Compensated Employees.

Neither ERISA nor the applicable Department of Labor (DOL) regulations define the term “select group of management or highly compensated employees” (Select Group).4 The legislative history suggests that the Select Group includes only those employees who have sufficient individual bargaining power to ensure that their rights to benefits under a plan are adequately protected. DOL Opinion Letter 90-14A (1990 Opinion) stated:

It is the view of the Department that in providing relief for top hat plans from the broad remedial provisions of ERISA, Congress recognized that certain individuals, by virtue of their position or compensation level, have the ability to affect or substantially influence, through negotiation or otherwise, the design and operation of their deferred compensation plan, taking into consideration any risks attendant thereto, and, therefore, would not need the substantive rights and protections of Title I [of ERISA].

The DOL offers little additional meaningful guidance to assist in identifying which employees are members of a Select Group. By focusing on an individual’s “ability to affect or substantially influence, through negotiation or otherwise, the design and operation of their deferred compensation plan,” its 1990 Opinion utilizes a functional definition of a Select Group.

In addition, a top hat plan must be maintained “primarily” for the purpose of providing deferred compensation to a Select Group.5 In the 1990 Opinion, the DOL stated that “primarily” refers to the type of benefits provided by the top hat plan and not to the type of participants.6 Therefore, the DOL is likely to take the position that if the employer permits even one employee who is not a member of a Select Group to participate in a top hat plan, the plan fails to meet the definition of the top hat exemption to the ERISA coverage requirements.

Consequences Of Being An ERISA Pension Plan

If the top hat plan exemption is forfeited due to the inclusion of an employee who is not a member of a Select Group, a plan will be considered an ERISA covered pension plan,7 and the following consequences will result:

A.	Reporting And Disclosure Rules Apply.

Participants are entitled to a summary plan description (SPD) and a summary annual report. The failure to provide an SPD upon an employee’s request can result in the payment of a penalty to the employee of up to $100 per day. Perhaps more significantly, an annual report (Form 5500) must be filed for each applicable year. Failure to do so can result in the imposition of a fine of up to $1,125 per day per delinquent report unless reasonable cause for not filing can be demonstrated.8

B.	Certain Vesting Rules Apply.

Employees are entitled to vest in their benefits no later than the completion of their seventh year of service. This vesting schedule may be faster than that set forth in the plan. Rules must be followed for determining what constitutes a year of service for vesting purposes.

C.	Spousal And Survivor Rights Apply.

A married participant’s spouse has survivor rights that cannot be taken away without the spouse’s consent. Without such consent, if an employee dies and the employer pays the death benefits to a beneficiary other than the employee’s spouse, the spouse has a claim against the Bank and the Bank may be forced to pay the necessary additional amounts to provide the required benefits to the spouse.

D.	Trust Requirement Applies.

The benefits must be funded through a trust administered by trustees who are fiduciaries under ERISA. However, if the benefits are actually funded in a trust and the plan is not a tax qualified plan (which it most likely would not be), the employees will be taxed on the contributions to the trust as the employees vest in these amounts.9 If the Bank cannot pay the benefits when due because the plan was not funded as required by ERISA, personal liability of the Bank’s officers who failed to follow ERISA could arise.

E.	Applicable Top Hat Case Law.

In Duggan v. Hobbs, the Ninth Circuit, which includes California, endorsed the functional test (as explained in the 1990 Opinion) to ascertain whether an employee is a member of a Select Group.10 Duggan had negotiated a severance agreement which was to provide monthly payments for life. The employer made payments until it became financially unstable and discontinued payments approximately 9 years later. Duggan sued. The district court held that the arrangement was a top hat plan, and that the owner was not personally liable to Duggan as a fiduciary of the plan. Duggan appealed. The Ninth Circuit considered whether the arrangement constituted a top hat plan. In determining whether Duggan was a member of a Select Group,11 the Ninth Circuit considered several factors. First, it compared the percentage of employees covered by the top hat plan to other cases. As the only employee of 23 covered by the arrangement, less than 5% of the employer’s work force participated in the top hat plan.

Based solely on the numerical test, as applied in other jurisdictions, Duggan would be a member of a Select Group. The Ninth Circuit continued, however, noting that in order to satisfy the Select Group requirement, further analysis was necessary and it directly cited the functional test stated in the 1990 Opinion.12 Because Duggan exerted influence over the negotiation, design and operation of the arrangement (either directly or through his attorney), Duggan qualified as a member of a Select Group and the arrangement was a top hat plan.

The most recent case addressing top hat plan status in detail is Demery v. Extebank, a Second Circuit decision.13 Extebank sponsored a nonqualified plan, which permitted its executives to defer compensation. Upon reaching normal retirement age, Extebank’s plan paid a benefit equal to compensation deferred plus interest at the rate of 20%, compounded annually. If a participant left before reaching retirement age, however, the plan paid interest at 10%. Extebank subsequently merged with another bank and the executives terminated employment. The executives brought an action for benefits under ERISA. The district court granted summary judgment for Extebank, holding that the plan in question was a top hat plan, and thus exempt from certain provisions of ERISA (see Footnote 1).

The Executives appealed, arguing that it was not a top hat plan because: (i) too many of Extebank’s employees were eligible to participate, (ii) non-highly compensated employees (earning approximately $30,000 per year) were eligible to participate, and (iii) the plan was funded. The Second Circuit held that the plan, which was available to approximately 15% of its management and highly compensated employees, was a top hat plan. Their decision was based on the fact that all plan participants were (i) selected officers of the bank, (ii) in management positions, and (iii) highly compensated (when compared to Extebank’s total work force). Although the Second Circuit acknowledged the importance of a participant’s ability to negotiate the terms of the plan in determining whether a participant is a member of a Select Group, the record was silent on this point and little evidence of negotiating power was shown. The Second Circuit also found that the term “primarily” suggested that a plan intended for a Select Group would not lose its top hat status if a small number of the participants were not part of a Select Group.

Determining Who Is A Member Of Bank’s Top Hat Group.

In comparing the two decisions, the factual similarities between Extebank and the Bank are not easily dismissed. The more lenient standard announced in Extebank, however, conflicts with Duggan. It is likely that a greater number of employees would be eligible to participate in the Bank’s top hat plans by analyzing the facts under Extebank rather than under the Duggan standard. It is possible, however, that a court in this Circuit might distinguish Duggan and agree with Extebank. If the Bank believes that the Extebank standard is the appropriate one to apply, it must acknowledge (i) the fact that Extebank is not the law in California, (ii) the increased possibility of a negative resolution of this issue through litigation, and (iii) the potential consequences associated with a negative resolution. The Ninth Circuit, however, has not considered Extebank and it is presently not the law in California. Therefore, in determining which employees of the Bank are members of a Select Group, you should rely on the definition as stated in Duggan.

RECEIVED AND ACKNOWLEDGED BY:

/s/Hal Giomi	DATE:	9/15/2005

1The Bank’s nonqualified plans provide for a deferral of compensation.

2 ERISA section 201(2). A non-top hat ERISA covered plan is subject to Parts 1 through 5 of Subtitle B of Title I of ERISA, reporting and disclosure, participation and vesting, funding, fiduciary responsibility and administration and enforcement.

3 Belsky v. First National Life Insurance Company, 818 F.2d 661 (8th Cir. 1987).

4This reference to “highly compensated employee” should not be confused with the tax law’s definition of the term contained in I.R.C. 414(q), the definition of highly compensated employee for purposes of the coverage and amount nondiscrimination rules.

5 ERISA section 201(2).

6 ERISA Opinion Letter 90-14A (May 8, 1990).

7 An ERISA pension plan is defined as “[A]ny plan, fund, or program which was heretofore or is hereafter established or maintained by an employer or by an employee organization, or by both, to the extent that by its express terms or as a result of surrounding circumstances such plan, fund, or program: (i) provides retirement income to employees, or (ii) results in the deferral of income by employees for periods extending to the termination of covered employment regardless of the mean of calculating the benefits under the plan or the means of distributing benefits from the plan.” ERISA section 3(2).

8 Penalties under ERISA section 502(c) and Code section 6652(e) for failure to file Forms 5500 would also apply.

9 Plan participants would be taxed in advance of distribution. Amounts deferred by participants pursuant to valid state law contracts would remain deferred at the same time, however, those amounts will be includible in income currently requiring participants to raise capital to pay taxes from other sources. See I.R.C. 402(b), 83(a),

10 Duggan v. Hobbs, 99 F.3d 307, 312-13 (9th Cir. 1996).

11Duggan did not challenge the district court’s conclusion that he was highly compensated.

12"[T]he top hat provision was intended to apply to employees, who by virtue of their position or compensation level, have the ability to affect or substantially influence, through negotiation or otherwise, the design and operation of their deferred compensation plan….” Duggan, at 312, citing ERISA Opinion Letter 90-14A (May 8, 1990).

13 Demery v. Extebank, 216 F.3d 283 (2d Cir. 2000).